EXHIBIT 99.2

Q2 2024 Speech

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Q2 2024.

To start, I would like to discuss our Company condition and our product lines along with what we think might occur in the remainder of 2024. I will comment on our financials in the second part of the speech.

NanoChem division: NCS represents approximately 70% of FSI’s revenue. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27™ and N Savr 30™ which are used to reduce nitrogen fertilizer loss from soil. In 2022, NCS started food grade toll operations using the spray dryer we installed over the last several years.

TPA is used in agriculture to significantly increase crop yield. It acts by slowing crystal growth between fertilizer ions and other ions in the soil resulting in the fertilizer remaining available longer for the plants to use.

TPA is a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Preventing scale keeps the oil recovery pipes from clogging.

TPA is also sold as a biodegradable ingredient in cleaning products, and as a water treatment chemical.

In our food division, a special version of TPA is sold as a liquid stability aid.

SUN 27™ and N Savr 30™ are nitrogen conservation products. Nitrogen is a critical fertilizer that can be lost through bacterial breakdown, evaporation and soil runoff.

SUN 27™ is used to conserve nitrogen from attack by soil bacterial enzymes that cause evaporation while N Savr 30™ is effective at reducing nitrogen loss from leaching.

Food products: Our IL plant is food grade qualified and we have received our FDA certification. We have commercialized one food product based on polyaspartates that was developed fully in house. This product had normal sales in Q2 which contributed to the good results for the quarter. And, the customer has indicated that orders for the full year will substantially exceed FY 2023 so we expect solid performance in Q3 and Q4. NCS now has a pipeline of five products, each with seven figure revenue potential, at the final stages prior to purchase orders. We believe that purchase orders will be received for at least two of these products in 2024.

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ENP Division: ENP represents most of our other revenue. ENP is focused on sales into the greenhouse, turf and golf markets, while, NCS sells into row crop agriculture. We expect some ENP revenue growth in 2024 with the growth concentrated in Q3 and Q4.

The Florida LLC investment: The LLC was profitable in second quarter. The better margins for this investment in Q1 carried through into Q2. The Company is focused on international agriculture sales into multiple countries.

Subsequent to the end of the quarter, we sold this asset for $2 million in cash and $800,000 per year for 5 years. Our total purchase price was $3.5 million. The LLC has retained us as an exclusive supplier for 5 years and we hope to extend the contract even longer by being better than any competitors. We expect sales to the LLC to grow in 2024.

Agricultural products in the US are selling reasonably well but crop prices are still not increasing at the rate of inflation. The recent reduction in inflation rates may have a positive impact on 2025 early buy decisions in Q4. We think that growth in 2024 remains probable but, most of it will be international, and recognized through sales to the Florida LLC.

Oil, gas and industrial sales of TPA were stable in Q2 and this is likely to continue throughout 2024.

Food division sales are sure to grow based on our customer’s order schedule. They may grow even further if POs are received for any of the products in development.

Tariffs: Since 2019, several of our raw materials imported from China have included a 25% tariff. International customers are not charged the tariffs because we have applied for the export rebates available to recover the tariffs. The tariffs are affecting our cost of goods, our cash flow and our profits negatively. Rebates are extremely difficult to obtain even though we are entitled to them. We submitted our initial applications more than 5 years ago. The total dollar amount due back to us is well in excess of $1 MM and grows each quarter. We will persevere until we succeed in recovering our funds.

Shipping and Inventory: Shipping prices are stable but higher than prior to covid. Shipping times are reasonable on the routes we use. None of our products or raw materials ship through the Red Sea area.

Raw material prices do not appear to be reverting to historic levels. Instead, they are stable but increasing with inflation. Passing price increases, even small inflation related ones, along to customers always takes several months and is not always possible.

We believe that the sum of the issues we faced last year which resulted in lower revenue, lower cash flow and lower profits for the full year have partly resolved. Progress is being made. We have streamlined operations by closing our Naperville R&D facility and moving all the work to our Peru, IL building. The exit costs from this action were completed in Q2 so, the benefits will become fully evident in Q3. Some price increases have been possible. Several large new opportunities have been found in the food/nutraceutical market and are proceeding toward revenue in the 2024 year. Therefore, we expect that growth will continue in sales, cash flow and profit for the rest of 2024.

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Option grants: In the first half of 2024, the Company granted many more options than are usual. 850,000 were granted to employees and consultants for prospective activity in the medical drug compounding field. The Board set harsh vesting terms for these option grants – in general, none will vest unless the Company successfully begins operating as a drug compounder and drug revenue reaches $100 million per year. The Company believes that if vesting is attained, the shareholders will be well compensated for the dilution. It should also be said that the Board does not expect further grants other than our small annual employee/consultant grant.

GLP-1 drug production line: The drug compounding industry is a logical progression for FSI so, when a production line for injectable drugs became available at an extremely low price, we bought it. We intend to de-risk our possible entry by securing sales prior to further expenditure and by looking for partners. Only if we can de-risk sufficiently, will we proceed.

FSI has progressed from good manufacturing practice to food grade certification and production over the last 3 years. We have developed the skills to operate in clean room environments as part of our food/nutrition division and are comfortable that our skills are transferable to drug operations.

Senior executives are spending portions of their time searching for customers and for potential partners. There is no guarantee that we will succeed in either but, if we do, there is a very large revenue and profit opportunity in injectable diabetes/weight loss drugs. Other, highly profitable drug categories can also be serviced by the production line we own.

Highlights of the financial results:

FSI and its subsidiaries will continue to examine all our costs and economize where possible. Even more critical is obtaining new sales in the food industry to ensure that our wage and other base costs are spread over more revenue dollars. We resumed growth in Q2, at a low rate, but with better profits and expect to show incremental success in these areas during the course of the 2024 year.

Sales for the quarter increased 2% to 10.53 million, compared with 10.33 million in Q2 2023.

Profits: Q2 2024 shows a profit of $1.29 million or 10 cents per share, compared to a profit of $810 thousand, or $0.07 per share, in Q2 2023.

Operating Cash Flow: This non-GAAP number is useful to show our progress with non-cash items removed for clarity. For the first half of 2024, it was $3.85 million or 31 cents per share up from $3.22 million or 26 cents per share in first half 2023.

Long term debt: We continue to pay down our long-term debt according to the terms of the loans.

Additional factory space in Illinois: In the second quarter 2023 we invested to acquire 80% of an LLC called 317 Mendota that in turn purchased a large building on 37 acres of land in Mendota IL. We have determined that 240,000 square feet is available for our use or for rental. The ENP division has moved all operations to 60,000 square feet of this building. The remaining 180,000 square feet will be rented when suitable tenants are found.

Working capital is adequate for all our purposes. We have lines of credit with Stock Yards Bank for the ENP and NCS subsidiaries. We are confident that we can execute our plans with our existing capital.

The text of this speech will be available as an 8K filing on www.sec.gov by Friday Aug 16th. Email or fax copies can be requested from Jason Bloom at Jason@flexiblesolutions.com. Thank you, the floor is open for questions.

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